FORM OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SEACASTLE INC.

Pursuant to the Marshall Islands Business Corporations Act

The undersigned, for the purpose of amending and restating the Articles of Incorporation of Seacastle Inc. (the “Corporation”), does hereby certify as follows:

A.	The name of the Corporation is Seacastle Inc.
B.

The original Articles of Incorporation of the Corporation were filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands on June 26, 2007, and the name under which the Corporation was originally incorporated was New Seacastle Inc.

C.

The name of the Corporation was changed to Seacastle Inc. by way of the Articles of Amendment of Articles of Incorporation of the Corporation, in accordance with Section 90 of the Business Corporations Act (“BCA”), as filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands on July 16, 2007.

D.

Acting by written consent on January 11, 2008, the Board of Directors of the Corporation (the “Board of Directors”) adopted a resolution authorizing the amendment and restatement of the Corporation’s Articles of Incorporation as set forth herein in accordance with the provisions of Sections 86, 88 and 93 of the BCA. In lieu of a meeting and vote of the shareholders of the Corporation, unanimous written consent to these Amended and Restated Articles of Incorporation has been given by the holders of all of the outstanding stock of the Corporation in accordance with Section 67 of the BCA and such consent has been filed with the minutes of the proceedings of shareholders of the Corporation.

E.	These Amended and Restated Articles of Incorporation restate and integrate and further amend the articles of incorporation of the Corporation, as heretofore amended or supplemented.
F.	The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

ARTICLE ONE

The name of the Corporation is Seacastle Inc.

ARTICLE TWO

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Republic of the Marshall Islands, as the same may be amended and supplemented from time to time, or any successor thereto (the “BCA”).

ARTICLE FOUR

PART A. AUTHORIZED SHARES

The total number of shares of Capital Stock (as defined below) which the Corporation has authority to issue is 850,000,000 registered shares of stock, consisting of:

a. 750,000,000 registered shares of Common Stock, par value US$0.01 per share (the “Common Stock”); and

b. 100,000,000 registered shares of Preferred Stock, par value US$0.01 per share (the “Preferred Stock”).

Shares of Common Stock and Preferred Stock will have the rights, preferences and limitations separately set forth below. As used in these Amended and Restated Articles of Incorporation of the Corporation, as amended and/or restated from time to time (this “Articles of Incorporation”), “Capital Stock” means all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

PART B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more classes or series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of all or any shares of Preferred Stock, and to fix for each class or series thereof such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i)

subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of Capital Stock, or of any other series of the same or any other class or classes of Capital Stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; in the case of each of the foregoing, all as may be stated in such resolution or resolutions.

PART C. COMMON STOCK

All shares of Common Stock will be identical in all respects and will entitle the holders of such shares to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The holders of Common Stock will be entitled to vote in the election of directors and on all other matters submitted to a vote of the Corporation’s shareholders, with each holder of Common Stock being entitled to one vote for each share of Common Stock held by such holder. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights with respect to any securities of the Corporation.

ARTICLE FIVE

The Corporation may purchase its own shares in accordance with the provisions of applicable law on such terms as the Board of Directors shall think fit. The Board of Directors may exercise all the powers of the Corporation to purchase all or any part of its own shares in accordance with the applicable law.

Without prejudice to the generality of the preceding paragraph, subject to applicable law, if the Board of Directors in its absolute and unfettered discretion, on behalf of the Corporation, determines that share ownership by any shareholder owning more than five percent (5%) of the Corporation’s issued and outstanding shares of common stock that is not either a U.S. citizen or a qualified resident of the U.S. or of the contracting state of any applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) may result in adverse tax, regulatory or legal consequences to the Corporation or to any of its subsidiaries (wherever incorporated), the Corporation will have the option, but not the obligation, to purchase all or part of the shares held by such shareholder (to the extent the Board of Directors, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences) for immediately available funds in an amount equal to the Fair Market Value (as defined below) of such shares on the date the Corporation sends the Repurchase Notice referred to below (the “Repurchase Price”); provided that the Board of Directors will use its reasonable efforts to exercise this option equitably among similarly situated shareholders (to the extent feasible under the circumstances). In that event, the Corporation will also be entitled to assign its purchase right to a third party or parties including the other shareholders, with the consent of such assignee. Each shareholder shall be bound by the determination by the Corporation to purchase or assign its right to purchase such shareholder’s shares and, if so required by the Corporation, shall sell the number of shares that the Corporation requires it to sell. As used herein, “Fair Market Value” shall mean, with respect to any shares of the Corporation, (a) if such shares are listed on a securities exchange (or quoted in a securities quotation system), the average closing sale price of such shares on such exchange (or in such quotation system), or, if such shares are listed on (or quoted in) more than one exchange (or quotation system), the average closing sale price of the shares on the principal securities exchange (or quotation system) on which such shares are then traded, or, if such shares are not then listed on a securities exchange (or quotation system) but are traded in the over-the-counter market, the average of the latest bid and asked quotations for such shares in such market, in each case for the last five trading days immediately preceding the day on which notice of the purchase of such shares is sent pursuant to these Bylaws or (b) if no such closing sales prices or quotations are available because such shares are not publicly traded or otherwise, the fair value of such shares as determined by one independent nationally recognized investment banking firm chosen by the Corporation, provided that the calculation of the Fair Market Value of the shares made by such appointed investment banking firm (x) shall not include any discount relating to the absence of a public trading market for, or any transfer restrictions on, such shares, and (y) such calculation shall be final and the fees and expenses stemming from such calculation shall be borne by the Corporation or its assignee, as the case may be.

In the event that the Corporation or its assignee(s) determines to purchase any shares in accordance with this Article FIVE, the Company shall provide each applicable shareholder with written notice of such determination (a “Repurchase Notice”) at least seven (7) calendar days prior to such purchase or such shorter period as each such shareholder may authorize, specifying the date on which any such shares are to be purchased and the Repurchase Price. The Corporation may revoke the Repurchase Notice at any time before it (or its assignee(s)) pays for the shares. Neither the Corporation nor its assignee(s) shall be obliged to give general notice to the shareholders of any intention to purchase or the conclusion of any purchase of shares. Payment of the Repurchase Price by the Corporation or its assignee(s) shall be by wire transfer and made at a closing to be held no less than seven (7) calendar days after receipt of the Repurchase Notice by the shareholder.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter or repeal the bylaws of the Corporation, as amended and/or restated from time to time (the “Bylaws”). The affirmative vote of at least a majority of the whole Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66.67%) of the voting power of the then issued and outstanding shares of Capital Stock that are entitled to vote generally in the election of directors (the “Voting Shares”).

ARTICLE SEVEN

PART A. MEETINGS OF SHAREHOLDERS; ETC.

Meetings of shareholders may be held within or outside the Republic of the Marshall Islands, as the Bylaws may provide. Unless otherwise required by applicable law, special meetings of shareholders, for any purpose or purposes, may be called by either (i) the

Chairman of the Board of Directors, if there is one, (ii) the Chief Executive Officer, if there is one, or (iii) the Board of Directors. If, and for so long as, the Significant Shareholders (as defined in Part A of Article EIGHT) and their respective Affiliates (as defined in Part A of Article EIGHT), collectively, beneficially own at least forty percent (40%) of the then issued and outstanding Voting Shares, then any authorized officer may call a special meeting at the request in writing of the shareholders holding at least forty percent (40%) of the then issued and outstanding Voting Shares. At any time after the Significant Shareholders and their respective Affiliates cease, collectively, to beneficially own at least forty percent (40%) of the then issued and outstanding Voting Shares, then the ability of the shareholders to call or cause a special meeting of shareholders to be called is hereby specifically denied. The books of the Corporation may be kept within or outside the Republic of the Marshall Islands at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

PART B. ACTION BY WRITTEN CONSENT

Any action required by the BCA to be taken by a meeting of shareholders of the Corporation, or any action which may be taken at a meeting of the shareholders of the Corporation, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof. Such consent shall have the same effect as an unanimous vote of shareholders.

ARTICLE EIGHT

PART A. DEFINITIONS

For purposes of this Article EIGHT, the following definitions shall apply:

“Affiliate” means, with respect to a given person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person; provided, however, that for purposes of this definition and this Article EIGHT, no (i) Seacastle Entity, on the one hand, or (ii) Significant Shareholder or Affiliate thereof (other than any such Affiliate that is a Seacastle Entity), on the other hand, shall be deemed to be “Affiliates” of one another. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, forty percent (40%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“corporate opportunity” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of any of the Significant Shareholders or their respective Affiliates or their officers or directors will be brought into conflict with that of any of the Seacastle Entities or their Affiliates.

“Governmental Entity” shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.

“Judgment” shall mean any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

“Law” shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

“Lien” shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag”– or “drag”– along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever.

“person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, joint stock company, estate, limited liability company, limited liability partnership, unincorporated organization or other legal entity or organization.

“Restriction” with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or (C) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

“Seacastle Entities” means the Corporation and its Subsidiaries, and “Seacastle Entity” shall mean any of the Seacastle Entities.

“Significant Shareholders” means Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment

Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., and SCT Chassis Holdings LLC, and “Significant Shareholder” shall mean any of the Significant Shareholders.

“Subsidiary” means, with respect to any person: (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such person or a Subsidiary of such person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other person (other than a corporation) in which such person, a Subsidiary of such person or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such person (whether or not such power is subject to a voting agreement or similar Restriction) or (B) in the absence of such a governing body, a majority ownership interest.

PART B. SIGNIFICANT SHAREHOLDERS, ETC.

In anticipation and in recognition that:

a. the Significant Shareholders and/or their respective Affiliates will be significant shareholders of the Corporation;

b. directors, officers and/or employees of the Significant Shareholders and their respective Affiliates may serve as directors, officers and/or employees of the Seacastle Entities and their Affiliates;

c. the Seacastle Entities and their Affiliates, on the one hand, and the Significant Shareholders and their respective Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;

d. the Seacastle Entities and their Affiliates, on the one hand, and the Significant Shareholders and their respective Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations; and

e. the Seacastle Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Significant Shareholders and their respective Affiliates, the provisions of this Article EIGHT are set forth to regulate, define and guide, to the fullest extent permitted by Law, the conduct of certain affairs of the Seacastle Entities and their Affiliates as they may involve the Significant Shareholders and their respective Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Seacastle Entities and their Affiliates and their officers, directors and shareholders in connection therewith.

PART C. RELATED BUSINESS ACTIVITIES, ETC.

To the fullest extent permitted by Law, the Significant Shareholders and their respective Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the Seacastle Entities or their Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the Seacastle Entities or their Affiliates or (iii) employ or otherwise engage any officer, director or employee of the Seacastle Entities or their Affiliates, and, to the fullest extent permitted by Law, the Significant Shareholders and their respective Affiliates and officers, directors and employees thereof (subject to Part E of this Article EIGHT) shall not have or be under any fiduciary duty, duty of loyalty nor duty to act in good faith or in the best interests of the Corporation or its shareholders and shall not be liable to the Corporation or its shareholders for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of any of the Significant Shareholders or their respective Affiliates or of any of their officer’s, director’s or employee’s participation therein.

PART D. CORPORATE OPPORTUNITY, ETC.

To the fullest extent permitted by Law, if any of the Significant Shareholders or their respective Affiliates, or any officer, director or employee thereof (subject to the provisions of Part E of this Article EIGHT), acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Significant Shareholders or any of their Affiliates, none of the Seacastle Entities or their Affiliates or any shareholder thereof shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Corporation or any other Seacastle Entity with respect to such corporate opportunity, is hereby renounced by the Corporation on its behalf and on behalf of the other Seacastle Entities and their respective Affiliates and shareholders. Accordingly, subject to Part E of this Article EIGHT and to the fullest extent permitted by Law, (i) none of the Significant Shareholders or their respective Affiliates or any officer, director or employee thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the Seacastle Entities or their Affiliates and (ii) any of the Significant Shareholders and their respective Affiliates shall have the right to hold any such corporate opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any person or persons other than the Seacastle Entities and their Affiliates, and, to the fullest extent permitted by Law, the Significant

Shareholders and their respective Affiliates and officers, directors and employees thereof (subject to Part E of this Article EIGHT) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Corporation, the other Seacastle Entities and their respective Affiliates and shareholders and shall not be liable to the Corporation, the other Seacastle Entities or their respective Affiliates and shareholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that any of the Significant Shareholders or their respective Affiliates or any of their officers, directors or employees pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or any of the Significant Shareholders or their respective Affiliates or any of their officers, directors or employees does not present, offer or communicate information regarding the corporate opportunity to the Seacastle Entities or their Affiliates.

PART E. DIRECTORS, OFFICERS AND EMPLOYEES

In the event that a director or officer of any of the Seacastle Entities or their Affiliates who is also a director, officer or employee of any of the Significant Shareholders or their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such person solely in, such person’s capacity as director or officer of any of the Seacastle Entities, then, to the fullest extent permitted by Law, (A) such director, officer or employee, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation, the other Seacastle Entities and their respective Affiliates and shareholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to the Corporation, the other Seacastle Entities and their respective Affiliates and shareholders and shall not be liable to the Corporation, the other Seacastle Entities or their respective Affiliates and shareholders for any breach or alleged breach thereof by reason of the fact that any of the Significant Shareholders or their respective Affiliates pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or any of the Significant Shareholders or their respective Affiliates or such director, officer or employee does not present, offer or communicate information regarding the corporate opportunity to the Seacastle Entities or their Affiliates, (3) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in, and not opposed to, the best interests of the Corporation and its shareholders for the purposes of Article NINE and the other provisions of these Articles of Incorporation and (4) shall not have any duty of loyalty to the Corporation, the other Seacastle Entities and their respective Affiliates and shareholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Corporation, the other Seacastle Entities or their respective Affiliates and shareholders for any breach or alleged breach thereof for purposes of Article NINE and the other provisions of these Articles of Incorporation as a result thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Significant Shareholder or respective Affiliates thereof (and not to any of the Seacastle Entities or Affiliates thereof).

PART F. AGREEMENTS WITH SIGNIFICANT SHAREHOLDERS

The Seacastle Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Significant Shareholders and their respective Affiliates pursuant to which the Seacastle Entities and their Affiliates, on the one hand, and the Significant Shareholders and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other. Subject to Part E of this Article EIGHT, except as otherwise required by applicable Law, no such agreement, or the performance thereof by the Seacastle Entities and their Affiliates, or the Significant Shareholders or their respective Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Corporation, any other Seacastle Entity or their respective Affiliates and shareholders of any director or officer of the Corporation, any other Seacastle Entity or any Affiliate thereof who is also a director, officer or employee of any of the Significant Shareholders or their respective Affiliates or to any shareholder thereof. Subject to Part E of this Article EIGHT, to the fullest extent permitted by Law, and except as the Significant Shareholders or their respective Affiliates, on the one hand, and the Seacastle Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Significant Shareholders or their respective Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Part F of Article EIGHT and no director, officer or employee of the Corporation, any other Seacastle Entity or any Affiliate thereof who is also a director, officer or employee of any of the Significant Shareholders or their respective Affiliates shall have or be under any fiduciary duty to the Corporation, the other Seacastle Entities and their respective Affiliates and shareholders to refrain from acting on behalf of any of the Significant Shareholders or their respective Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

PART G. TERMINATION

The provisions of this Article EIGHT shall have no further force and effect on the date that both (i) the Significant Shareholders and their respective Affiliates cease to, collectively, beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) shares of Capital Stock representing in the aggregate twenty percent (20%) of the voting power of the then issued and outstanding Voting Shares and (ii) no person who is a director or officer of the Corporation or any of its Affiliates is also a director or officer of any of the Significant Shareholders or their respective Affiliates. In addition to any vote of the shareholders required by these Articles of Incorporation, until the expiration of this Article EIGHT referred to in the immediately preceding sentence, the affirmative vote of eighty percent (80%) of the voting power of the then issued and outstanding Voting Shares, including the Voting Shares held by the Significant Shareholders and their respective Affiliates, shall be required to alter, amend or repeal (including, without limitation, by merger or otherwise) in a manner adverse to the interests of any of the Significant Shareholders or their respective Affiliates or any of their officers, directors or employees, or adopt any provision adverse to the interests of any of the Significant Shareholders or their respective Affiliates or any of their officers, directors or employees and inconsistent with, any provision of this Article EIGHT.

PART H. APPLICATION OF PROVISION, ETC.

This Article EIGHT shall apply as set forth above except as otherwise provided by applicable Law. It is the intention of this Article EIGHT to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article EIGHT. No alteration, amendment, termination, expiration or repeal of this Article EIGHT nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article EIGHT shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or shareholder of the Seacastle Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or shareholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article EIGHT, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE NINE

No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of applicable law, or (iii) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINE by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE TEN

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or such person’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TEN shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TEN to directors and officers of the Corporation. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Any repeal or modification of this Article TEN shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE ELEVEN

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

ARTICLE TWELVE

The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than nine (9). The exact number of directors which shall constitute the whole Board of Directors shall be determined from time to time by a resolution adopted by a majority of the Board of Directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the Class I directors in office at the time of the filing of these Amended and Restated Articles of Incorporation shall terminate on the date of the 2009 annual meeting; the term of the Class II directors in office at the time of the filing of these Amended and Restated Articles of Incorporation shall terminate on the date of the 2010 annual meeting; and the term of the Class III directors in office at the time of the filing of these Amended and Restated Articles of Incorporation shall terminate on the date of the 2011 annual meeting. At each annual meeting of shareholders, beginning in 2009, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Directors need not be shareholders.

Except as otherwise provided by applicable law or in these Articles of Incorporation, the directors shall be elected at the annual meeting of the shareholders, and each class of directors elected shall hold office until the third succeeding meeting next after their election and until each director’s successor is duly elected and qualified or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of shareholders. Such election shall be by written ballot. Any director or the whole Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote by written ballot of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding Voting Shares; provided, however, that for so long as the Significant Shareholders and their respective Affiliates collectively beneficially own more than fifty percent (50%) of the voting power of the then issued and outstanding Voting Shares, any director or the whole Board of Directors may be removed, with or without cause, at any time, by the affirmative vote by written ballot of more than fifty percent (50%) of the voting power of the then issued and outstanding Voting Shares. The vacancy in the Board of Directors caused by any such removal shall be filled by the shareholders at such meeting or, if not so filled, by the Board of Directors as provided in the succeeding sentence. Unless otherwise provided by applicable law or these Articles of Incorporation, any vacancy on the Board of Directors that results from any newly created directorship resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancies shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

ARTICLE THIRTEEN

The shareholders reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed herein and by the laws of the Republic of the Marshall Islands, and all rights conferred upon shareholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed on this      th day of                             , 2008.

SEACASTLE INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SEACASTLE INC.]